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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


                            ARKANSAS BEST CORPORATION
                 DECLARES AN $0.08/SHARE QUARTERLY DIVIDEND AND
                      ANNOUNCES A SHARE REPURCHASE PROGRAM


(Fort Smith, Arkansas, January 23, 2003) - The Board of Directors of Arkansas Best Corporation (Nasdaq: ABFS) has declared a quarterly cash dividend of eight cents ($0.08) per share to holders of record of its Common Stock $.01 par value (Nasdaq: ABFS) on February 5, 2003, payable on February 19, 2003.

Arkansas Best's Board of Directors also announced a program to repurchase, in the open market or in privately negotiated transactions, up to a maximum of $25 million of Arkansas Best's Common Stock. Such repurchases may be made, from time-to-time, subject to trading price and availability of the Common Stock. The repurchases may be made either from Arkansas Best's cash reserves or from other available sources.

Arkansas Best Corporation, headquartered in Fort Smith, AR, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of LTL general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services, utilizing rail and over-the-road transportation.


Contact: Mr. David E. Loeffler, Vice President, Chief Financial Officer and
         Treasurer
              Telephone: (479) 785-6157

         Mr. David Humphrey, Director of Investor Relations
              Telephone: (479) 785-6200

                                 END OF RELEASE